Exhibit 99.1

CAI International, Inc. Reports Results for the Fourth Quarter and Full Year of 2015

SAN FRANCISCO--(BUSINESS WIRE)--February 16, 2016--CAI International, Inc. (CAI) (NYSE:CAI), one of the world’s leading transportation finance and logistics companies, today reported results for the fourth quarter and full year of 2015.

Highlights

  CAI reported revenue for the fourth quarter of 2015 of $65.7 million, an increase of $6.9 million compared to the fourth quarter of 2014. Lease-related revenue for the fourth quarter of 2015 was $59.7 million, an increase of $0.9 million, or 1%, compared to the fourth quarter of 2014. Lease-related revenue for the full year increased 5% to $238.2 million.
  Net loss attributable to CAI common stockholders for the fourth quarter of 2015 was $12.6 million, or $0.62 per fully diluted share. Included in the fourth quarter results is a $24.5 million non-cash impairment charge related to off-lease container inventory. Excluding this non-cash charge, adjusted net income attributable to CAI common stockholders was $10.5 million, or $0.52 per fully diluted share, a decrease of $5.4 million, or 34%, compared to the fourth quarter of 20141.
  Net income attributable to CAI common stockholders for the year ended 2015 was $26.8 million, or $1.28 per fully diluted share. Excluding the $24.5 million non-cash impairment charge referred to above, adjusted net income attributable to CAI common stockholders for 2015 was $50.5 million, or $2.40 per fully diluted share, a decrease of $8.6 million, or 15%, compared to 20141.
  Average utilization during the fourth quarter of 2015 was 91.1% (on a CEU basis) compared to 93.8% for the fourth quarter of 2014, and 92.0% for the third quarter of 2015.
  During the fourth quarter of 2015, the company increased the number of railcars in its fleet by 29% with the purchase of 1,168 railcars for $53.8 million, all of which are on-lease, including 951 to a Class 1 railroad. The company has also ordered 300 additional railcars for delivery during the second and third quarters of 2016 at a cost of approximately $25 million.
  Rental revenue from CAI’s railcar assets was $5.7 million during the fourth quarter of 2015, an increase of 109% compared to the fourth quarter of 2014, and 11% compared to the third quarter of 2015.
  On February 12, 2016 CAI entered into an agreement to acquire Challenger Overseas, LLC (“Challenger”), a New Jersey based Non-Vessel Operating Common Carrier (NVOCC) for approximately $11 million, a portion of which is based on the future performance of Challenger.
  CAI’s Board of Directors has approved a one million share increase in the previously approved share repurchase program bringing the total authorized for repurchase to two million shares, 300,000 of which have been repurchased to date at an average price of $8.87.

Revenue for the fourth quarter of 2015 was $65.7 million, compared to $58.8 million for the fourth quarter of 2014, an increase of 12%. Revenue from CAI’s railcar assets increased over the same period by $3.0 million to $5.7 million as a result of growth in the railcar fleet, whereas revenue from the container leasing business decreased by $1.1 million to $53.2 million, reflecting a reduction in utilization and lease rates over the period. Management fee revenue for the fourth quarter of 2015 was $0.8 million, a decrease of $1.0 million compared to the fourth quarter of 2014, due primarily to the decrease in size of the managed fleet. Logistics revenue for the fourth quarter of 2015, primarily arising from our acquisition of ClearPointt Logistics LLC in July 2015, was $6.0 million.

During the fourth quarter of 2015 CAI impaired its rental equipment by $24.5 million. As a result, CAI incurred a net loss attributable to CAI common stockholders for the quarter of $12.6 million, or $0.62 per fully diluted share. This compares to net income attributable to CAI common stockholders for the fourth quarter of 2014 of $16.2 million, or $0.76 per fully diluted share.

Net income attributable to CAI common stockholders for the year ended December 31, 2015 was $26.8 million, or $1.28 per fully diluted share, compared to $60.3 million, or $2.85 per fully diluted share, for the year ended December 31, 2014.

CAI’s Board of Directors has approved a one million share increase in the previously approved share repurchase program (the “Program”) bringing the total authorized for repurchase to two million shares, 300,000 of which have already been repurchased. Under the Program, CAI is authorized to repurchase up to 1.7 million additional shares of its outstanding common stock from time to time and at prices considered appropriate by the company depending upon share price and prevailing economic and market conditions. The stock repurchases may be made in the open market, block trades or privately negotiated transactions. The primary purpose of the Program is to allow CAI the flexibility to repurchase its common stock to return value to stockholders. The number of shares of common stock actually acquired, if any, by CAI will depend on subsequent developments, corporate needs and market conditions. The Program as expanded is currently effective, and may be suspended or discontinued at any time.

Victor Garcia, Chief Executive Officer of CAI commented, “During the fourth quarter we operated under difficult market conditions. Overall demand for containers was weak and we did not experience the traditional peak season between August and October. Demand was limited throughout the quarter, particularly around Asia and there has not been the increase in demand leading into the Lunar New Year holiday period that we have seen in the past few years. Most of the equipment that was redelivered was older equipment or equipment that we purchased from shipping lines on a sale lease back basis which we targeted to be sold. Despite the weak demand, we believe the level of turn-ins we experienced was consistent with a typical seasonally weak fourth quarter.

“During the fourth quarter there was a continued decline in steel prices, which resulted in not only decreases in new container costs, but also had an impact on the disposition price of containers, particularly in Asia. In addition, the strong dollar has reduced the dollar proceeds we receive when we sell containers in many markets outside of the U.S. As a result, we have impaired the carrying value of our off-lease container inventory by $24.5 million to reflect the price we believe we can achieve for those containers in the current sale market. We believe that the equipment most impacted by the current weak sales market remains our older units that we intend to sell rather than continue leasing. We believe that the current market conditions are not reflective of the expected long term realization on the sale of equipment. As such, we do not believe that a change in the residual value estimates of our container equipment is currently warranted. Since the beginning of the year there has been a slight increase in steel prices, which, if maintained, would provide support for the cost of new and used containers. Our focus is to position equipment into locations where we can either dispose of it at a higher price or position it for lease.

“As previously mentioned, economic activity in 2015 was weaker than expected, particularly in China. However, as we look to 2016 we are encouraged by the limited ordering of equipment, the recent stability of steel prices and the ongoing disposition activity being conducted by shipping lines and container lessors. As a result, demand and supply of containers remains in relative balance and an anticipated improvement in demand should result in improving utilization as we approach the traditionally normal seasonal upturn during the latter half of the second quarter of 2016."

Mr. Garcia, continued, “Per diem rates remained very competitive during the fourth quarter. Given the limited amount of new container production over the past 6 months and the recent consolidation amongst container leasing companies, we expect per diem levels and returns on new investment to improve over time. We expect CAI to benefit from the announced consolidation activity as pricing levels improve and customers look to diversify the high concentrations of business they are doing with our competitors.

“During the quarter, we continued our focus on the expansion of our rail business. During the fourth quarter, we purchased 1,168 railcars, 951 of which are on lease to a U.S. class one railroad that will contribute to earnings in 2016 and beyond. During the quarter we also committed to the purchase of 300 new dry freight railcars to be delivered during the second and third quarters of 2016. Our rail business contributed nearly 10% of revenue during the fourth quarter of 2015 and with further investment in equipment we expect it to contribute a greater share of overall results in 2016.

“We have also announced the acquisition of Challenger Overseas, LLC, a New Jersey based Non-Vessel Operating Common Carrier (NVOCC) for $10.8 million, a portion of which is based on the future performance of Challenger. We are excited about this acquisition because Challenger complements our logistics strategy by bringing together an existing customer base that is shipping product internationally, has over 20 years of commercial relationships with the major shipping lines and a world-wide agency network. We will look to utilize Challenger’s capabilities to expand the international logistics services we offer to our customers.

“We believe that the repurchase of our shares at current prices benefits our long term stockholders, and as such, our Board of Directors has approved increasing the share repurchase program by one million shares to an aggregate of two million shares. To date we have completed the repurchase of 300,000 shares at an average price of $8.87. We will continue to look for opportunities to build long term stockholder value that strengthens our overall business.”

Mr. Garcia concluded, “Although we are working our way through the effects of a cyclically weak demand period in our container business, we are steadily making progress on creating a growing logistics franchise and an overall diversified business. We believe that the consolidation activity and high market share that has resulted from the announced mergers of container lessors will greatly benefit CAI in the future, and that our company will emerge from the current market in a stronger position. We believe container demand will improve over time and that the efforts we are making in our rail and logistics businesses will continue to expand the overall intrinsic value of our company. We are excited about the direction of our efforts and are focused on achieving our strategic business plan.”

1 Refer to the “Reconciliation of GAAP Amounts to Non-GAAP Amounts” and “Use of Non-GAAP Financial Measures” set forth below.

CAI International, Inc.
Consolidated Balance Sheets
(In thousands, except share information)
(UNAUDITED)

	December 31,	December 31,
	2015	2014
Assets
Current assets
Cash	$17,447	$27,810
Cash held by variable interest entities	35,106	26,011
Accounts receivable, net of allowance for doubtful accounts of $548 and $680 at December 31, 2015 and 2014, respectively	55,284	58,022
Current portion of direct finance leases	21,158	18,150
Prepaid expenses and other current assets	15,114	14,806
Total current assets	144,109	144,799
Restricted cash	7,212	8,232
Rental equipment, net of accumulated depreciation of $374,289 and $274,333 at December 31, 2015 and 2014, respectively	1,748,211	1,564,777
Net investment in direct finance leases	82,210	76,814
Goodwill	2,905	-
Intangible assets, net of accumulated amortization of $4,881 and $4,817 at December 31, 2015 and 2014, respectively	1,223	273
Furniture, fixtures and equipment, net of accumulated depreciation of $2,027 and $2,019 at December 31, 2015 and 2014, respectively	674	945
Total assets	$1,986,544	$1,795,840

Liabilities and Stockholders' Equity
Current liabilities
Accounts payable	$11,962	$8,414
Accrued expenses and other current liabilities	4,808	9,029
Due to container investors	5,801	12,984
Unearned revenue	11,990	7,172
Current portion of debt	172,416	203,199
Current portion of capital lease obligations	5	1,015
Rental equipment payable	10,901	7,381
Total current liabilities	217,883	249,194
Debt	1,259,196	1,058,754
Deferred income tax liability	48,204	43,419
Capital lease obligations	-	1,568
Total liabilities	1,525,283	1,352,935

Stockholders' equity
Common stock: par value $.0001 per share; authorized 84,000,000 shares; issued and outstanding 20,132,706 and 20,788,277 shares at December 31, 2015 and 2014, respectively	2	2
Additional paid-in capital	148,523	154,894
Accumulated other comprehensive loss	(7,922)	(5,677)
Retained earnings	319,735	292,897
Total CAI stockholders' equity	460,338	442,116
Non-controlling interest	923	789
Total stockholders' equity	461,261	442,905
Total liabilities and stockholders' equity	$1,986,544	$1,795,840

CAI International, Inc.
Consolidated Statements of Income
(In thousands, except per share data)
(UNAUDITED)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2015	2014	2015	2014
Revenue
Container lease income	$53,231	$54,287	$217,505	$210,756
Rail lease income	5,663	2,707	17,433	10,336
Logistics revenue	6,028	-	11,502	-
Management fee revenue	770	1,816	3,227	6,497
Total revenue	65,692	58,810	249,667	227,589

Operating expenses
Depreciation of rental equipment	47,683	20,369	113,590	77,976
Storage, handling and other expenses	8,357	6,721	30,194	26,043
Logistics transportation costs	5,284	-	10,172	-
Loss (gain) on sale of used rental equipment	891	(1,961)	654	(6,522)
Administrative expenses	6,077	6,466	27,617	26,538
Total operating expenses	68,292	31,595	182,227	124,035

Operating (loss) income	(2,600)	27,215	67,440	103,554

Other expenses
Net interest expense	9,242	8,402	36,034	35,205
Other expense	121	252	182	773
Total other expenses	9,363	8,654	36,216	35,978

Net (loss) income before income taxes and non-controlling interest	(11,963)	18,561	31,224	67,576
Income tax expense	581	2,334	4,252	7,191

Net (loss) income	(12,544)	16,227	26,972	60,385
Net income attributable to non-controlling interest	38	65	134	111
Net (loss) income attributable to CAI common stockholders	$(12,582)	$16,162	$26,838	$60,274

Net (loss) income per share attributable to CAI common stockholders
Basic	$(0.62)	$0.78	$1.29	$2.91
Diluted	$(0.62)	$0.76	$1.28	$2.85

Weighted average shares outstanding
Basic	20,163	20,734	20,773	20,732
Diluted	20,271	21,151	20,988	21,155

CAI International, Inc.
Consolidated Statements of Cash Flows
(In thousands)
(UNAUDITED)

	Year Ended December 31,
	2015	2014
Cash flows from operating activities
Net income	$26,972	$60,385
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	114,003	78,451
Amortization of debt issuance costs	2,706	3,165
Amortization of intangible assets	232	383
Stock-based compensation expense	1,915	1,885
Unrealized loss on foreign exchange	251	81
Loss (gain) on sale of used rental equipment	654	(6,522)
Deferred income taxes	4,967	2,170
Bad debt expense	448	248
Changes in other operating assets and liabilities:
Accounts receivable	4,733	(6,397)
Prepaid expenses and other assets	(81)	4,256
Accounts payable, accrued expenses and other current liabilities	(3,654)	3,046
Due to container investors	(7,183)	(1,831)
Unearned revenue	1,406	367
Net cash provided by operating activities	147,369	139,687
Cash flows from investing activities
Purchase of rental equipment	(389,331)	(307,283)
Acquisition of ClearPointt Logistics LLC	(4,100)	-
Net proceeds from disposition of used rental equipment	66,150	65,637
Purchase of furniture, fixtures and equipment	(83)	(28)
Receipt of principal payments from direct financing leases	22,116	16,319
Net cash used in investing activities	(305,248)	(225,355)
Cash flows from financing activities
Proceeds from debt	748,731	372,510
Principal payments on debt	(581,739)	(245,136)
Debt issuance costs	(3,226)	(1,999)
Decrease in restricted cash	1,020	1,021
Repurchase of stock	(12,997)	(31,395)
Exercise of stock options	4,744	114
Excess tax benefit from share-based compensation awards	3	27
Net cash provided by financing activities	156,536	95,142
Effect on cash of foreign currency translation	75	(1,394)
Net (decrease) increase in cash	(1,268)	8,080
Cash at beginning of the period	53,821	45,741
Cash at end of the period	$52,553	$53,821

CAI International, Inc.
Fleet Data
(UNAUDITED)

			As of December 31,
			2015	2014

Owned container fleet in TEUs			984,085	934,101
Managed container fleet in TEUs			198,093	235,538
Total container fleet in TEUs			1,182,178	1,169,639

Owned container fleet in CEUs			1,029,117	961,244
Managed container fleet in CEUs			177,958	214,432
Total container fleet in CEUs			1,207,075	1,175,676

Owned railcar fleet in units			5,096	2,361

	Three Months Ended		Year Ended
	December 31,		December 31,
	2015	2014	2015	2014
Average Utilization
Container Fleet Utilization in TEUs	90.4%	93.3%	91.8%	91.5%
Container Fleet Utilization in CEUs	91.1%	93.8%	92.5%	92.3%

			As of December 31,
			2015	2014
Period Ending Utilization
Container Fleet Utilization in TEUs			89.8%	92.7%
Container Fleet Utilization in CEUs			90.7%	93.2%

Utilization is computed by dividing total units on lease, in CEUs (cost equivalent units) or TEUs (twenty foot equivalent units), by the total units in our fleet, in CEUs or TEUs, excluding new units not yet leased and off-hire units designated for sale. CEU is a ratio used to convert the actual number of containers in our fleet to a figure based on the relative purchase prices of our various equipment types to that of a standard 20 foot dry van container. For example, the CEU ratio for a standard 40 foot dry van container is 1.6, and a 40 foot high cube container is 1.7.

Reconciliation of GAAP Amounts to Non-GAAP Amounts
(In thousands, except per share data)
(UNAUDITED)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2015	2014	2015	2014
Net income attributable to CAI common stockholders	$(12,582)	$16,162	$26,838	$60,274
Impairment of rental equipment	24,481	-	24,481	-
Tax effect of impairment of rental equipment	(1,385)	-	(1,385)	-
Non-recurring net settlement received from customer	-	(555)	-	(2,411)
Tax effect of non-recurring net settlement received from customer	-	73	-	257
Write-off of deferred financing costs	-	272	-	406
Tax effect of write-off of deferred financing costs	-	(29)	-	(43)
Non-recurring tax charge	-	-	-	626
Non-recurring container management charge	-	-	828	-
Tax effect of non-recurring management charge	-	-	(298)	-
Adjusted net income attributable to CAI common stockholders	$10,514	$15,923	$50,464	$59,109

Diluted net income per share attributable to CAI common stockholders	$(0.62)	$0.76	$1.28	$2.85
Diluted adjusted net income per share attributable to CAI common stockholders	$0.52	$0.75	$2.40	$2.79

Weighted average number of common shares used to calculate (in thousands)
Diluted net income per share and diluted adjusted net income per share attributable to CAI common stockholders	20,271	21,151	20,988	21,155

Conference Call

A conference call to discuss the financial results for the fourth quarter of 2015 will be held on Tuesday, February 16, 2015 at 5:00 p.m. ET. The dial-in number for the teleconference is 1-888-398-8098; outside of the U.S., call 1-707-287-9363. The call may be accessed live over the internet (listen only) under the “Investors” tab of CAI’s website, www.capps.com, by selecting “Q4 2015 Earnings Conference Call.” A webcast replay will be available for 30 days on the “Investors” tab of our website.

Use of Non-GAAP Financial Measures

This press release contains non-GAAP financial measures, and includes net income and earnings per share adjusted to reflect the impact of the impairment of rental equipment and related tax effects, a non-recurring net settlement received from a customer and related tax effects, a non-recurring container management charge and related tax effects, the write-off of deferred financing costs and related tax effects, and a non-recurring tax charge. These measures are not in accordance with, or an alternative for, generally accepted accounting principles, or GAAP, and may be different from non-GAAP financial measures used by other companies. We believe the presentation of non-GAAP financial measures provides useful information to management and investors regarding various financial and business trends relating to our financial condition and results of operations, and that when GAAP financial measures are viewed in conjunction with non-GAAP financial measures, investors are provided with a more meaningful understanding of our ongoing operating performance. Non-GAAP financial measures are not intended to be considered in isolation or as a substitute for GAAP financial measures. To the extent this release contains historical non-GAAP financial measures, we have also provided a reconciliation to the corresponding GAAP financial measures for comparative purposes.

About CAI International, Inc.

CAI is one of the world’s leading transportation finance and logistics companies. As of December 31, 2015, CAI operated a worldwide fleet of approximately 1.2 million CEUs of containers, and owned a fleet of 5,096 railcars that it leases within North America. CAI operates through 17 offices located in 13 countries including the United States.

Forward-Looking Statements

This press release contains forward-looking statements regarding future events and the future performance of CAI, including but not limited to, the statements regarding management's business outlook on the container leasing business, management's outlook for growth of CAI’s railcar leasing investments and the outlook, and benefits and synergies expected from the acquisitions of ClearPointt Logistics LLC and Challenger Overseas, LLC. These statements and others herein are forward-looking statements within the meaning of the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934 and involve risks and uncertainties that could cause actual results of operations and other performance measures to differ materially from current expectations including, but not limited to, utilization rates, expected economic conditions, expected growth of international trade, availability of credit on commercially favorable terms or at all, customer demand, container investment levels, container prices, lease rates, increased competition, volatility in exchange rates, growth in world trade and world container trade, the ability of CAI to convert letters of intent with its customers to binding contracts, potential to sell CAI’s securities to the public and others.

CAI refers you to the documents that it has filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2014 and its Quarterly Reports on Form 10-Q and its Current Reports on Form 8-K. These documents contain additional important factors that could cause actual results to differ from current expectations and from forward-looking statements contained in this press release. Furthermore, CAI is under no obligation to (and expressly disclaims any such obligation to) update or alter any of the forward-looking statements contained in this press release whether as a result of new information, future events or otherwise, unless required by law.

CONTACT:
CAI International, Inc.
Tim Page, 415-788-0100
Chief Financial Officer
tpage@capps.com